Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact	Imagenetix Investor Relations	William P. Spencer
		(858)674-8466	Chief Executive Officer
Imagenetix, Inc.
Tel: (858) 674-8455

IMAGENETIX, INC. REPORTS SECOND QUARTER
AND SIX MONTH RESULTS

• Second Quarter Revenue Increases by 45% From Prior Year
• Second Quarter After Tax Income of $199,000
• Six Month Revenue Increases by 37% From Prior Year
• Six Month After Tax Income of $786,000

San Diego, CA***November 12, 2008***Imagenetix, Inc. (OTCBB:IAGX) announced today results for its second fiscal quarter and six month period ending September 30 , 2008. Net sales for the quarter were $2,656,000 an increase of 45% from the $1,829,000 reported for the same period of the prior fiscal year and up 91% sequentially from revenue of $1,344,000 in the first fiscal 2009 quarter. For the six month period, net sales increased by 37% to $4,051,000 from $2,956,000 as was reported in the prior six month period.

After tax income for the second quarter increased to $199,000, $.02 per share, from the loss of ($631,000), ($.06) per share, during the same quarter of the prior fiscal year. For the six month period after tax income increased to $786,000, $.07 per share, compared to the loss of ($1,066,000), ($.10) per share, in the previous six month period. First quarter results included a one-time litigation settlement.

Commenting on the results for the quarter, Mr. William P. Spencer, Imagenetix’s Chief Executive Officer said, “We have begun making progress in selling our Inflame Away - Celadrin® joint health formulas through mass market stores. We have advanced Celadrin through an in-store warehouse club test. Also, we have added distribution of Inflame Away - Celadrin through the #1 national supermarket retail chain this past quarter. With greater expansion and success in the supermarket and warehouse club segments of the mass market, our company would continue to see both increased revenues and improved gross profit margins which would translate into enhanced bottom line performance.”

Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis. Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution. In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners. Imagenetix is the creator of Inflame Away®-Celadrin®, please visit, www.celadrin.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2008.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$2,656	$1,829	$4,051	$2,956
Cost of sales	1,541	1,083	2,361	1,620
Gross profit	1,115	746	1,690	1,336
Gross profit percent	42.0%	40.8%	41.7%	45.2%

Operating expenses:
General and administrative	420	687	1,025	1,334
Payroll expense	221	216	593	572
Consulting expense	243	228	589	479
Operating expenses	884	1,131	2,207	2,385

Operating income (loss)	231	(385)	(517)	(1,049)
Other income	10	15	17	22
Settlement income	-	-	1,785	-
Interest expense	-	(1)	(1)	(3)
Income (loss) before income taxes	241	(371)	1,284	(1,030)
Income tax expense	42	260	498	36

Net income (loss)	$199	$(631)	$786	$(1,066)

Income (loss) per share:
Basic	$0.02	$(0.06)	$0.07	$(0.10)
Diluted	$0.02	$(0.06)	$0.07	$(0.10)

Weighted average common shares outstanding:
Basic	10,984	10,953	10,972	10,913
Diluted	11,012	10,953	11,007	10,913

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	March 31,
	2008	2008
Assets:
Current assets:
Cash and cash equivalents	$2,109	$1,023
Accounts receivable, net	1,126	766
Inventories, net	1,566	1,110
Prepaid expenses and other current assets	191	252
Deferred tax asset	333	862
Total current assets	5,325	4,013

Property and equipment, net	132	112
Long-term prepaid expenses	36	42
Other assets	244	218

Total assets	$5,737	$4,385

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$1,183	$714
Accrued liabilities	82	72
Customer deposits	70	63
Contract payable	-	46
Short term license payable	20	34
Total current liabilities	1,355	929

Long term license payable	-	3

Stockholders' equity	4,382	3,453
Total liabilities and stockholders' equity	$5,737	$4,385